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                                                                   EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

  The formula for the computation is as follows:

  Ratio of Earnings to Fixed Charges = (net income + income taxes + fixed charges)/(fixed charges)

  Fixed Charges = (interest expense + amortization of deferred financing costs, and one-third of rental expense (the portion of annual rental expense deemed by the Company to be representative of the interest factor))

                      SUPPORTING DATA OF THE CALCULATION
                         (DOLLAR AMOUNTS IN THOUSANDS)
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
                                                                        PRO FORMA
                                                                       SMITH'S FOR   PRO
                                                                       CALIFORNIA   FORMA
                           1991     1992     1993     1994     1995    DIVESTITURE COMBINED
                         -------- -------- -------- -------- --------  ----------- --------
Net income (loss)....... $ 45,097 $ 53,650 $ 45,820 $ 48,781 $(40,512)  $ 50,500   $  3,800
Add:
  Income taxes..........   28,300   34,400   34,300   31,300  (29,300)    33,900      5,550
  Fixed Charges:
    Interest expense....   30,319   36,130   44,627   53,715   60,024     60,000    141,700
    Debt financing
     amortization.......      509      344      344      509      454        400     10,200
    1/3 Rental expense..    5,564    6,372    6,607   13,382   15,565      6,000      8,433
                         -------- -------- -------- -------- --------   --------   --------
    Total fixed charges.   36,392   42,846   51,578   67,606   76,043     66,400    160,333
                         -------- -------- -------- -------- --------   --------   --------
Earnings plus fixed
 charges................ $109,789 $130,896 $131,698 $147,687 $  6,231   $150,800   $169,633
                         ======== ======== ======== ======== ========   ========   ========
Ratio of earnings to
 fixed charges..........     3.02     3.06     2.55     2.18      --        2.27       1.06
                         ======== ======== ======== ======== ========   ========   ========
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